                                                                                           Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contacts:

Susan Fisher - 262-636-8434 s.h.fisher@na.modine.com

Sallie Gaines – 312-485-0103 sallie.gaines@hillandknowlton.com

Modine Announces Reduction in Workforce

RACINE, WI, January 19, 2009 – Modine Manufacturing Company (NYSE: MOD), a diversified global  leader in thermal management technology and solutions, today announced a reduction in force in its Racine headquarters, affecting approximately 170 employees and contractors.  This represents approximately 25 percent of the workforce in Racine and crosses all levels of the organization.  In Europe, the company has entered into the procedure to significantly reduce the workforce in its Bonlanden, Germany-based European Headquarters and TechCenter. The actions are part of Modine’s restructuring program focused on reducing selling, general and administrative (SG&A) costs and other steps to restore profitability to its global operations, which have been severely impacted by the current worldwide economic crisis.

“The decision to further reduce our workforce was extremely difficult, but it is one that is essential in these unprecedented times,” said Thomas A. Burke, President and Chief Executive Officer.  “We are extremely grateful to these employees for their service to Modine and completely committed to provide resources and support to help them transition to other opportunities.”

In that regard, Modine is working closely with state and local employment services, will provide resume preparation workshops, and has retained job and career counselors to assist employees affected by the reduction.

The company will discuss the workforce reduction and additional restructuring activities when it announces results for the third quarter of fiscal 2009 on or about February 9, 2009.

About Modine – www.modine.com

Founded in 1916, with restated fiscal 2008 revenues from continuing operations of $1.9 billion, Modine specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, HVAC (heating, ventilating, and air conditioning) equipment, industrial equipment, refrigeration systems and fuel cells. Based in Racine, Wisconsin, the company has more than 7,900 employees at 33 facilities in 15 countries worldwide. For information about Modine, visit www.modine.com.

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